EXHIBIT 11
                  INTERNATIONAL GAME TECHNOLOGY
                COMPUTATION OF EARNINGS PER SHARE

(Dollars in thousands)
                                 YEARS ENDED SEPTEMBER 30,
                               1995        1994         1993
Primary Shares Outstanding:
Common Stock Outstanding at
Beginning of Period       149,465,774   138,938,605   130,601,920

Shares Issued Under
Stock Option Plans            652,760       800,523     2,800,346
 Percentage of Time
  Outstanding                    37.7%         65.4%         77.4%
Weighted Average Shares
  Outstanding                 245,993       523,887     2,166,117

Shares Issued to Radica
 Common Stock                    ----       374,436          ----
 Percentage of Time Outstanding  ----          61.9%         ----
Weighted Average Shares
    Outstanding                  ----       231,842          ----
Shares Issued From the Conversion
 of Convertible
 Subordinated Notes              ----     9,338,877     5,527,133
 Percentage of Time Outstanding  ----          52.1%         37.6%
Weighted Average Shares
 Outstanding                     ----     4,861,607     2,080,186

Shares Issued Under Gifts        ----        13,333         8,948
 Percentage of Time Outstanding  ----          62.5%         59.7%
Weighted Average Shares
 Outstanding                     ----         8,329         5,344

Shares Purchased and Held
 in Treasury              (21,268,046)  (17,098,646)  (14,071,458)
 Percentage of Time
 Outstanding                     91.7%         87.3%         99.8%
Weighted Average Shares
 Outstanding              (19,513,289)  (14,932,659)  (14,041,972)
Common Stock Equivalent of
Options
 Outstanding                  895,093     1,748,625     2,806,220
Weighted Average Number of
 Primary Common
 and Common Equivalent
 Shares Outstanding       131,093,571   131,380,236   123,617,815
Fully Diluted Shares Outstanding:
 Additional Dilutive Effect of
 Stock Options                   ----          ----       206,811
Assumed Conversion of
 Convertible Notes               ----     4,477,270    12,785,881

Weighted Average Number of Fully
 Diluted Common and
 Common Equivalent Shares
 Outstanding              131,093,571   135,857,506   136,610,507
Income From Continuing
 Operations              $     92,648  $    140,447  $    105,578
Income From Discontinued
 Operations                      ----          ----        13,447
   Net Income            $     92,648  $    140,447  $    119,025
Primary Earnings Per Share:
 Income From Continuing
 Operations              $       0.71  $       1.07  $       0.85
 Income From Discontinued
  Operations                     ----          ----          0.11
   Net Income            $       0.71  $       1.07  $       0.96

Fully Diluted Earnings
 Per Share:  (1)
 Income From Continuing
 Operations              $       0.71  $       1.05  $       0.80
 Income From Discontinued
 Operations                      ----          ----          0.10
   Net Income            $       0.71  $       1.05  $       0.90

(1) Based on addition of $1,635 and $4,549, net of taxes, to income from continuing operations in 1994 and 1993, respectively, representing interest on convertible subordinated notes.